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EXHIBIT 10.12

Executive Employment Agreement
Cascade Microtech, Inc.

Parties:	Cascade Microtech, Inc.	("CMI")
2430 NW 206th Ave
Beaverton, Or 97006
and
	Steven Sipowicz	("Mr. Sipowicz")
2415 NW Jonathon Place
Portland, OR 97229
Date:	July 12, 2004	("Effective Date")

RECITALS

  A.
  Mr. Sipowicz and CMI have entered into a letter agreement dated June 21, 2004 by which CMI agrees to employ, and Mr. Sipowicz agrees to serve as Vice President of Finance, Chief Financial Officer, and Treasurer of CMI; and

  B.
  Mr. Sipowicz is expected to be a valued contributor to CMI, the Board believes his continued employment will be crucial to CMI's continued success, and CMI wishes to motivate Mr. Sipowicz to stay with the CMI during this critical period; and

  C.
  The parties desire to replace the June 21, 2004 letter agreement with a more formal and comprehensive employment agreement;

AGREEMENT

        NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.
EMPLOYMENT, DUTIES AND TERM

    1.1
    Employment. Mr. Sipowicz is employed in the position of Vice President of Finance, Chief Financial Officer, and Treasurer of CMI reporting to the Chief Executive Officer.

    1.2
    Duties. Mr. Sipowicz shall devote his full-time and best efforts to CMI and to fulfilling the duties of his position, which duties may from time to time be assigned him by the CMI Board of Directors ("Board") or the Chief Executive Officer. Such duties shall include, without limitation, contributing to the development and execution of corporate strategy and providing leadership in furthering CMI's growth and financial success.

    A.
    Mr. Sipowicz agrees to abide by all By-laws, policies, practices, procedures or rules of CMI to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

    B.
    Mr. Sipowicz shall not divert for his own or another's advantage any business opportunities meeting the following criteria: (a) the opportunity may benefit CMI; (b) Mr. Sipowicz learns of the opportunity during his employment with CMI; and, (c) Mr. Sipowicz learns of the opportunity in connection with his work for CMI. All material facts regarding such opportunities must be promptly reported to the Board for consideration by CMI. This provision is in addition to common law protections available to CMI regarding corporate opportunities.

    1.3
    Term. The Term of this Agreement shall begin on the Effective Date and extend until the earlier to occur of the following events, after which this Agreement shall end unless expressly extended in a writing signed by the parties hereto: (i) termination pursuant to Article 3 of this Agreement; or (ii) the three (3)-year anniversary of the Effective Date, provided, however, that if a Change in Control, as defined in Section 3.6 occurs prior to the three-year anniversary, the Agreement shall extend until the earlier to occur of: (i) termination pursuant to Article 3 or (ii) one year after the Change in Control.

    1.4
    Cooperation. Mr. Sipowicz agrees that both during his employment with CMI and after his employment ends he shall, at the request of CMI, render all reasonable assistance and perform all lawful acts that CMI reasonably considers necessary or advisable in connection with any litigation involving CMI or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of CMI; provided, however, that if such assistance or performance occurs after his employment with CMI has ended, Mr. Sipowicz shall be compensated for his time at an hourly rate commensurate with his Base Salary pay rate on the date his CMI employment ended and all reasonable efforts will be made to accommodate Mr. Sipowicz's schedule.

ARTICLE 2.
COMPENSATION

    2.1
    Base Salary. For all services rendered under this Agreement, CMI shall pay Mr. Sipowicz an initial base salary of $6,923.08 bi-weekly (a rate of $180,000 annually), payable in accordance with CMI's usual payroll practices ("Base Salary"). Mr. Sipowicz's Base Salary shall be reviewed annually. If Mr. Sipowicz's Base Salary is increased from time to time, the increased amount shall be the Base Salary for the remainder of the Term. Mr. Sipowicz's Base Salary may be reduced as part of, and as consistent in all material respects with, a group reduction applicable generally to the senior executives of CMI. All compensation provided to Mr. Sipowicz by CMI, whether by way of Base Salary, bonus, severance or otherwise, shall be reduced by such amounts as are required to be withheld by law. CMI shall pay interest on any amounts it fails to pay Mr. Sipowicz when due. Interest shall accrue only if Mr. Sipowicz shall have, within 30 days of the date the amount first became due, made written demand to CMI for payment and CMI fails to pay the amount due in full within ten days of such notice. Interest shall accrue at the rate of 8% APR from the date the amount first becomes due until paid in full.

    2.2
    Bonus Plan. Mr. Sipowicz shall be eligible to participate in an executive Bonus Plan. The Bonus Plan provides the opportunity to receive pay in addition to Base Salary. The amount of the bonus, if any, will be determined by the Board based on measures of CMI's and Mr. Sipowicz's performance. The target bonus ("Target Bonus") shall be set at the annual rate of at least 50% of Mr. Sipowicz's Base Salary at the time the Target Bonus is declared. The Target Bonus shall be calculated and paid to Mr. Sipowicz semi-annually. Mr. Sipowicz must be employed on the date the Target Bonus is awarded in order to be eligible for the Target Bonus.

    2.3
    Benefit Plans. Mr. Sipowicz shall be entitled to participate in any and all employee benefit plans established by CMI from time to time for the benefit of all employees of CMI. Mr. Sipowicz shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. CMI's employee benefits currently include a 401(k) plan, long-term disability insurance, life insurance, and health insurance.

    2.4
    Business Expenses. CMI shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Mr. Sipowicz, including travel and travel-related expenses, necessary business entertainment, cell phone, internet access and long distance, in performing his duties as an employee of CMI, provided that Mr. Sipowicz accounts promptly for such expenses to CMI in the manner prescribed by CMI.

    2.5
    Paid Time Off. Mr. Sipowicz shall be entitled to 18 days Paid Time Off ("PTO") annually under the terms and conditions of CMI's PTO policy. PTO is paid out at less than full value upon termination according to CMI policy.

    2.6
    Registration. In the event CMI files a registration statement with the Securities Exchange Commission with respect to an Initial Public Offering, then after the effective date of such registration and the completion of the Initial Public Offering, CMI shall use its best efforts to file with the Securities Exchange Commission a registration statement on Form S-8 under the Securities Act with respect to the shares underlying all then-unexercised options to purchase CMI stock.

ARTICLE 3.
TERMINATION

    3.1
    General. This Article 3 governs termination of this Agreement and termination of Mr. Sipowicz's employment with CMI. Except as otherwise stated in this Agreement, termination of this Agreement also means termination of Mr. Sipowicz's employment. At all times herein, Mr. Sipowicz's employment is at-will meaning that CMI or Mr. Sipowicz can terminate the employment relationship at any time for any reason, subject to any obligation to pay severance or give notice as may be provided below.

    A.
    Release of Claims. No provision of this Agreement that requires CMI to pay Mr. Sipowicz severance, option acceleration, or any other compensation or benefit associated with the termination of Mr. Sipowicz's employment (except accrued Base Salary and PTO and as required by law), shall be effective unless and until Mr. Sipowicz and CMI shall have executed, delivered, and not revoked (in the event the release contains a revocation period), a mutual release of claims in the form attached hereto as Exhibit A (the "Release").

    B.
    Method of Payment. In the event CMI is obligated to pay Mr. Sipowicz severance after termination, payment shall be made in a lump sum within 30 days after both of the following have occurred: (i) the termination date has passed and (ii) the Release has become effective.

    C.
    Benefits. Except as expressly stated in this Article 3, upon termination of employment Mr. Sipowicz shall be entitled to Mr. Sipowicz's rights under CMI's benefit plans, including without limitation any 401K plan, as such plans, by their provisions, apply upon Mr. Sipowicz's termination.

    3.2
    Termination for Cause by CMI, or Executive's Resignation. CMI may terminate this Agreement immediately for "Cause" as that term is defined herein, upon written notice to Mr. Sipowicz. Mr. Sipowicz may terminate (i.e. resign) his employment upon four (4) weeks' written notice.

    A.
    Payment Upon Termination For Cause by CMI or Resignation by Mr. Sipowicz. If CMI terminates this Agreement for Cause, or Mr. Sipowicz resigns his employment, Mr. Sipowicz shall be entitled to his accrued but unpaid Base Salary and pay out of up to 75% of his accrued but unused PTO according to CMI policy. "Cause" means the Board's determination that Mr. Sipowicz has engaged in any one or more of the following: (a) willful and repeated failure to comply with the lawful instructions of the Board or the Chief Executive Officer, (b) gross negligence or willful misconduct in the performance of duties to CMI, (c) commission of any act of fraud against CMI or the misappropriation of material CMI property, or (d) conviction of, or plea of guilty or nolo contendre to, a felony or other crime that is, or may be, materially injurious to the business or reputation of CMI.

        Except as expressly stated in this Section 3.2 and as required by law, Mr. Sipowicz shall be entitled to no other or further compensation or benefits of any kind.

    3.3
    Termination Without Cause by CMI. CMI may terminate this Agreement without Cause upon four weeks written notice; provided, however, that CMI shall have the right to make termination effective immediately upon notice, in which case Mr. Sipowicz shall be paid his Base Salary for a four-week notice period.

    A.
    Payment Upon Termination Without Cause by CMI. If CMI terminates Mr. Sipowicz without Cause, subject to the release-of-claims requirement, Mr. Sipowicz shall be entitled to:

    i)
    Base Salary: Pay-out of accrued but unpaid Base Salary through the termination date and pay-out of up to 75% of accrued but unused PTO according to CMI policy.

    ii)
    Severance Pay: Severance pay in the amount of the lesser of 1) twelve months' Base Salary or 2) Base Salary for a period equal to Mr. Sipowicz's length of service.

    iii)
    Stock Options: The stock options held by Mr. Sipowicz that would have vested had Mr. Sipowicz remained employed after the termination date for an additional period equal to his length of employment up to a maximum of twelve (12) months, shall accelerate and become immediately exercisable. For example: (a) if Mr. Sipowicz had been employed for six months on the date of termination, the options that would have vested had he remained employed for an additional six months would accelerate and vest; or (b) if Mr. Sipowicz had been employed for eighteen months on the date of termination, the options that would have vested had he remained employed for an additional twelve months would accelerate and vest. Mr. Sipowicz's vested stock options shall remain exercisable for a one-year period after the termination date.

        Except as expressly stated in this Section 3.3 and as required by law, Mr. Sipowicz shall be entitled to no other or further compensation or benefits of any kind.

    3.4
    Termination in The Event of Death or Disability. This Agreement shall terminate immediately in the event of Mr. Sipowicz's death and may be terminated by the Board in the event of Disability.

    A.
    Death or Disability Termination Payment. In the event of Mr. Sipowicz's death or termination due to Disability, as defined below, (subject to the release of claims requirement only in the event of Disability), Mr. Sipowicz shall be entitled to his accrued but unpaid Base Salary through the termination date and pay-out of up to 75% of accrued but unused PTO according to CMI policy.

    B.
    "Disability" shall mean, as reasonably determined in the Board's discretion, after consultation with a physician selected by the Board, the inability of Mr. Sipowicz to perform, with reasonable accommodation if necessary, any essential function of his position because of physical or mental incapacity for a period of sixty (60) days in the aggregate during any twelve-month period. Mr. Sipowicz shall cooperate in any physical examination and shall produce such medical records as may assist the Board in making a determination regarding Disability.

        Except as expressly stated in this Section 3.4 and as required by law, Mr. Sipowicz shall be entitled to no other or further compensation or benefits of any kind. Amounts owed to Mr. Sipowicz following Mr. Sipowicz's death, if any, shall be paid in accordance with State law.

    3.5
    Termination For Willful Breach. Mr. Sipowicz may terminate his employment due to CMI's Willful Breach, as defined below.

    A.
    Payment Upon Termination For Willful Breach: In the event Mr. Sipowicz terminates his employment due to CMI's Willful Breach, subject to the release-of-claims requirement, Mr. Sipowicz shall be entitled to:

    i)
    Base Salary: Pay-out of accrued but unpaid Base Salary through the termination date and pay-out of up to 75% of accrued but unused PTO according to CMI policy.

    ii)
    Severance Pay: Severance pay in the amount of the smaller of 1) twelve months' Base Salary or 2) Base Salary for a period equal to Mr. Sipowicz's length of service.

    iii)
    Stock Options: The stock options held by Mr. Sipowicz that would have vested had Mr. Sipowicz remained employed after the termination date for an additional period equal to his length of employment up to a maximum of twelve (12) months, shall accelerate and become immediately exercisable. Mr. Sipowicz's vested stock options shall remain exercisable for a one-year period after the termination date.

    B.
    "Willful Breach" shall mean CMI's willful breach of a material obligation under this Agreement; provided, however, that Mr. Sipowicz has given written notice of such breach to the CMI Board and thirty (30) days shall have passed with no cure having been made.

        Except as expressly stated in this Section 3.5 and as required by law, Mr. Sipowicz shall be entitled to no other or further compensation or benefits of any kind.

    3.6
    Change in Control Termination. This Section governs CMI's termination of Mr. Sipowicz's employment without Cause after a Change in Control or Mr. Sipowicz's termination for Good Reason, as defined below, after a Change in Control. This Section shall not apply in the case of Mr. Sipowicz's Death, termination due to Disability, termination for Cause, resignation, or termination for Willful Breach.

    A.
    Payment in the Event of A Change In Control Termination. In the event of a Change in Control Termination, as defined below, subject to the release-of-claims requirement, Mr. Sipowicz shall be entitled to:

    i)
    Base Salary: Pay-out of accrued but unpaid Base Salary through the termination date and pay-out of up to 75% of accrued but unused PTO pursuant to CMI policy.

    ii)
    Severance Pay: Severance pay in the amount of twelve months' Base Salary.

    iii)
    Stock Options: The stock options held by Mr. Sipowicz that would have vested had Mr. Sipowicz remained employed after the termination date for an additional period equal to his length of employment up to a maximum of twelve (12) months, shall accelerate and become immediately exercisable. Mr. Sipowicz's vested stock options shall remain exercisable for a one-year period after the termination date.

  B.
  "Change of Control" shall mean any of the following events: (i) the stockholders approve a plan of complete liquidation of CMI; or (ii) the consummation of the sale or disposition by CMI of all or substantially all CMI's assets; or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 or 13d-5 under said Act), directly or indirectly, of securities of CMI representing 50% or more of the total voting power represented by CMI's then outstanding voting securities; or (iv) the date of the consummation of a merger or consolidation of CMI with any other corporation that has been approved by the stockholders of CMI, other than a merger or consolidation which would result in persons who were the direct or indirect owners of voting securities of CMI outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing more than fifty percent (50%) of the total voting power represented by the then-outstanding voting securities of the surviving corporation, in substantially the same respective proportions as such persons' ownership of the voting securities of CMI immediately before such consummation. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of CMI's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held CMI's securities immediately before such transaction.

  C.
  "Change of Control Termination" shall mean either one of the following effective during the one-year period after a Change in Control: (i) CMI's termination of Mr. Sipowicz's employment without Cause and not for death or Disability; or, (ii) Mr. Sipowicz's resignation for "Good Reason", as defined below.

  D.
  "Good Reason" means any of the following occurring without Mr. Sipowicz's consent provided, however, Mr. Sipowicz has given written notice of such event to the CMI Board and 30 days shall have passed with no cure having been made: (i) the assignment to Mr. Sipowicz of duties materially inconsistent with the position of Chief Financial Officer and other positions held by Mr. Sipowicz prior to the Change in Control; (ii) requiring Mr. Sipowicz to be based more than 50 miles from CMI's location on the date of the Change in Control; (iii) a reduction in Base Salary below $180,000 per year, or any other reduction in Base Salary, unless such other reduction is part of and is consistent in all material respects with a group reduction applicable generally to the senior executives of CMI; (iv) failure of CMI to allow Mr. Sipowicz to participate in all of CMI's benefits plans for which he is eligible at coverage levels at least as great as other CMI executives with the same or lesser levels of responsibility.

        Except as expressly stated in this Section 3.6, Mr. Sipowicz shall be entitled to no other or further compensation or benefits of any kind.

    3.7
    Entire Termination Payment. The compensation provided for in this Article 3 shall constitute Mr. Sipowicz's sole remedy for termination or breach of this Agreement. In no event shall Mr. Sipowicz receive severance pay, benefits continuation, option acceleration or any other compensation or consideration upon termination under more than one subsection of this Agreement.

ARTICLE 4.
GENERAL PROVISIONS

  4.1
  Board Approval. This Agreement is subject to the approval of the Board.

  4.2
  Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received on the third business day thereafter or when it is actually received, whichever is sooner.

  4.3
  Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

  4.4
  Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, and adjudicated in the courts of Washington County, Oregon or the appropriate United States District Court in Oregon without regard to the conflicts of law rules thereof.

  4.5
  Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Mr. Sipowicz's employment with CMI or the termination of Mr. Sipowicz's employment shall be submitted to final and binding arbitration. Such arbitration is to be before a single arbitrator in Washington County, Oregon and shall be conducted under the then-current rules of the American Arbitration Association applicable to employment disputes. The prevailing party, as determined by the Arbitrator, shall be entitled to recover its reasonable attorneys fees and costs. The party not prevailing, as determined by the Arbitrator, shall pay the cost of the arbitration. Judgment on the award rendered may be entered in any court of competent jurisdiction. Except for an action for a temporary or preliminary injunction, the procedures outlined in this subsection are the exclusive method of dispute resolution.

  4.6
  Construction. Wherever possible, each provision of this Agreement, including without limitation the arbitration provision, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable, under applicable law, such provision shall be modified or eliminated only to the extent of such prohibition, invalidity, or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall remain in effect according to their terms.

  4.7
  Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

  4.8
  Assignment. This Agreement shall be binding upon and inure to the benefit of CMI and its successors and assigns, and shall be binding upon Mr. Sipowicz, his administrators, executors, legatees, and heirs. This Agreement, which is a personal services contract, shall not be assigned by Mr. Sipowicz.

  4.9
  Modification. This Agreement may not be and shall not be modified or amended except by a written instrument signed by the parties hereto.

  4.10
  Entire Agreement. Except for the "Executive Invention and Confidentiality Agreement" to be entered into by Mr. Sipowicz which will remain in full force and effect, this Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior and contemporaneous employment agreements or understandings of the parties hereto including without limitation, the letter from Mr. Strid to Mr. Sipowicz dated June 21, 2004 setting forth the agreed terms of employment. The provisions of this Agreement shall not be construed for or against any party, as the parties are sophisticated and had the opportunity to obtain legal counsel.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

STEVEN SIPOWICZ		CASCADE MICROTECH, INC.
/s/ Steven Sipowicz		/s/ Eric W. Strid
		By:	Eric Strid
Date:	July 12, 2004	Its:	Chairman and Chief Executive Officer
		Date:	07/20/04

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  EXHIBIT 10.12
Executive Employment Agreement Cascade Microtech, Inc.
RECITALS
AGREEMENT
ARTICLE 1. EMPLOYMENT, DUTIES AND TERM
ARTICLE 2. COMPENSATION
ARTICLE 3. TERMINATION
ARTICLE 4. GENERAL PROVISIONS